Exhibit 10.25

EMPLOYMENT AGREEMENT

BETWEEN

NEW CENTURY ENERGIES, INC.

AND

PAUL J. BONAVIA

This Employment Agreement is made and entered into this 28 day of September, 1998, and is effective retroactive to December 15, 1997, by and between New Century Energies, Inc., (hereinafter referred to as “NCE” or, as defined in Section 12, below, as the “Company”), having its principal offices at 1225 17th Street, Denver, Colorado, and Paul J. Bonavia (hereinafter referred to as the “Executive”):

WHEREAS, Executive possesses considerable experienced in, and knowledge of, the electric and natural gas utility industries, and

WHEREAS, the Company desires to employ Executive in an executive capacity for the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.  Term of Employment

The Company hereby agrees to employ Executive, and Executive herby agrees to serve the Company, in accordance with the terms and conditions set forth herein, commencing as of the effective date of this Agreement, as indicated above, and ending on December 14, 2000, unless earlier terminated as provided herein.

Section 2.  Position and Responsibilities

Executive shall serve as Senior Vice President and General Counsel of the Company, or in any other similar executive capacity for the Company, if so elected by the Board of Directors, and shall report to either the Chief Executive Officer or Chief Operating Officer of the Company.  Any change in these terms will be by mutual agreement of the Executive and the Board of Directors.

Section 3.  Executive to Devote Full Time

During the term of this Agreement, Executive agrees to devote substantially his full time, attention, and energies to the Company’s business and shall not be engaged directly or indirectly in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage without prior approval of the Board of Directors, as expressed by formal resolution.  This prohibition does not include charitable, civic, nonprofit, or other community service activities, nor shall it be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made, or serving as a director of other companies (subject to the covenants of Section 10 herein).

Section 4.  Compensation

4.1                                 Base Salary.                               The Company shall pay Executive a salary at a rate (hereinafter referred to as “Base Salary”) that shall be established from time to time by the Board of Directors of the Company or the Board’s designee; provided, however, that such Base Salary shall not be less than Two Hundred and Seventy Thousand Dollars ($270,000.00) per year.  This Base Salary shall be paid to Executive in equal semi-monthly installments throughout the year, consistent with the normal payroll practices of the Company.  Base Salary shall be reviewed periodically by the Board of Directors or the Board’s designee following the effective date of this Agreement, while this Agreement is in force, to ascertain whether in the judgment of the Board or the Board’s designee, such Base Salary should be increased (but not decreased).  If so increased, that salary shall become the Base Salary for all purposes of this Agreement.

4.2                                 Incentive Compensation.

(a)                                  Annual Bonus.  During the term of this Agreement, the Executive shall be eligible to participate in the New Century Energies, Inc. Annual Incentive Plan.  Executive’s annual target bonus potential shall not be less that forty-five percent (45%) of Base Salary.  Awards under this Plan may be made in cash or stock, at the election of Executive, and are conditioned upon the attainment of certain goals established by Company management and approved by the Compensation Committee of the Board.  In addition, upon the commencement of Executive’s employment with the Company, Executive shall receive a guaranteed award of $20,000 under the Annual Incentive Plan for the plan year 1997, payable not earlier than January 5, 1998.  This is in addition to Executive’s actual participation in the Plan for the month of December 1997.

(b)                                 Long Term Incentive Plan.  Executive will participate in the New Century Energies, Inc., Long Term Incentive Plan with a target award of not less than 65% of Base Salary.  As currently designed, two-thirds of the awards under this Plan are provided through the issuance of non-qualified stock options and the remaining one-third is provided through a Value Creation Plan Executive’s initial stock option grant under this Plan is 88,000 share of New Century Energies, Inc. stock, which shall vest on December 15, 1998.  This grant covers the years 1998, 1999, and 2000.  The grant price will be the fair market value (the closing price) of New Century Energies Inc., common stock on December 15, 1997.  The Company reserves the right to amend or modify the design of the Long Term Incentive Plan subject to approval of the Compensation Committee.

4.3                                 Executive Benefits.                                           The Company shall provide to the Executive all benefits which other officers and employees of the Company are entitled to receive, as commensurate with the Executive’s position, pursuant and subject to the terms and conditions of all then applicable plans.  Such benefits shall include, but not be limited to, group term life insurance, comprehensive health and major medical insurance, long-term disability, accidental death and dismemberment insurance, travel accident insurance, and participation in any supplemental benefit plans (including a supplemental executive retirement plan), employee savings plans, supplemental savings plan, all employee welfare benefit plans, and employee pension benefit plans.

4.4                                 Supplemental Retirement Benefit.                Executive shall be entitled under this Agreement to a supplemental retirement benefit.  Assuming full vesting and accrual, such benefit shall be equal each year to fifty-five percent (55%) of Executive’s Annual Compensation, minus any benefit received by Executive in that year pursuant to any Company qualified retirement plan, Company SERP Plan, or Social Security.  “Annual Compensation” is defined as the average of the highest three of Executive’s last five years of both annual Base Salary and annual incentives earned in the corresponding year.  The Company may modify its salary and incentive compensation structure after the date hereof, provided that no such modification shall have the effect of reducing the monetary value of Executive’s benefit under this Section.  So long as Executive shall be employed by the Company, the benefit shall accrue at the rate of five percent (5%) of Annual Compensation per year of service, to reach fifty-five (55%) of Annual Compensation not later than December 15, 2008.  The benefit shall become one hundred percent (100%) vested in December 15, 2002, or upon a Change in Control as that term is defined in the Change in Control Agreement, whichever occurs earlier.  Yearly benefit payments shall commence at age 60 or at separation from service, whichever occurs later.  The benefit shall be funded in a mutually acceptable manner through a rabbi trust or other funding vehicle.

4.4A                       SERP Plan.                                      Executive shall be participant in the Supplemental Executive Retirement Plan for key management employees, which may be amended or revised from time to time by the Company (“SERP Plan”).  Terms and conditions applicable to any benefit to which Executive may be entitled thereunder shall be governed by the SERP Plan documents.

4.5                                 Executive Life Insurance.           The Company shall provide Executive with a life insurance policy with a death benefit equal to 400% of Base Salary if death occurs during employment, and equal to 200% of final Base Salary if death occurs during retirement.

4.6                                 Paid Time Off.                     Executive shall be entitled each calendar year to paid vacation in accordance with the standard vacation policy of the Company with regard to vacations of Executive Officers.  Executive shall receive a sick leave accrual according to standard Company policy with regard to sick leave for Executive Officers as of the date hereof.

4.7                                 Perquisites.                                  The Company shall provide to Executive at the Company’s cost, all perquisites to which other officers of the Company are entitled.  The Company also shall provide such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder, including, but not limited to: (i) a monthly flexible perquisite allowance of $750.00; (ii) an annual allowance for financial/estate planning and tax preparation of

$3,500.00; (iii) an annual medical examination at the Company’s expense; and (iv) a furnished executive office and a full-time secretary located at the Company’s corporate headquarters.  Executive shall likewise have the benefit of any additional benefits, as may be established during the term of this Agreement, by written policy of the Company.

4.8                                 Participation in Programs.        In addition, and without limiting the generality of the foregoing, during the term hereof:  (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliates to the same extent as other senior executives of the Company; and (B) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and it affiliates, other than severance plans, practices, policies and programs but including, without limitation, medical, prescription, dental, disability, sick leave, employee life insurance, group life insurance, accidental death and travel accident plans and programs, to the same extent as other senior executives of the Company.

4.9                                 Modifications to Programs.                                               Sections 4.2, 4.3, 4.4A, and 4.5 herein refer to plans or programs in effect or under consideration as of the date hereof.  By reason of such sections, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to the Company’s senior executive employees generally.  However, notwithstanding any change or amendment to, discontinuance of, or benefit limitation set forth in any plan or program, Executive shall be entitled under this Agreement (a) during Executive’s term of employment under this Agreement, to incentive compensation opportunities at least equal in monetary value to those provided for in Section 4.2, above, and (b) during and after Executive’s term of employment, to the supplemental retirement benefit as provided in Section 4.4, above.

Section 5. Expenses

5.1                                 Moving and Relocation Expenses.          The Company shall pay, or reimburse Executive, for reasonable and necessary moving and relocation expenses incurred in the relocation of Executive’s principal residence, in accordance with the Company’s existing relocation policy.

5.2                                 Ongoing Expenses.                                         The Company shall pay, or reimburse Executive in accordance with Company policies, for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement, including, but not limited to travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, social, and civic associations and societies in which Executive’s participation is in the best interests of the Company.

Section 6.                                            Disability

6.1                                 Long Term Disability.                             The Company will provide to the Executive benefits pursuant and subject to the terms and conditions of the Long Term Disability Plan then in effect.

Section 7.                                            Termination of Employment

7.1                                 Termination for Good Reason.    “Good Reason” means the occurrence, on or after the date of a Change in Control (as that term is defined in the Change in Control Agreement between Paul J. Bonavia and New Century Energies, Inc., effective December 15, 1997, referred to in this Agreement as the “Change in Control Agreement”) and which is Executive’s written consent, of any of the following events or circumstances, as determined in good faith by Executive:

(a)                                  A reduction in executive’s base salary in effect immediately prior to the Change in Control.

(b)                                 A material reduction in Executive’s target opportunity, measured as a percentage of base salary, to earn annual or long-term incentives or bonuses.

(c)                                  A failure to provide to Executive employee benefits and perquisites (other than amounts described in subsection (a) and (b)) which are reasonably equivalent in the aggregate to those provided to Executive immediately prior to the Change in Control.

(d)                                 A material reduction by NCE of Executive’s job duties and responsibilities that existed immediately prior to the Change in Control, including but not limited to the assignment to Executive of duties and responsibilities which are materially inconsistent with those of Executive’s position immediately prior to the Change in Control.

(e)                                  Assignment or reassignment of Executive to another place of employment that is more than 50 miles (measured by the shortest paved highway route) from Executive’s place of employment immediately prior to the Change in Control.

(f)                                    A failure by NCE to pay to Executive when due any deferred compensation that was deferred by Executive prior to the Change in Control.

(g)                                 A failure by NCE to comply with the terms and conditions of this Agreement.

Notwithstanding the foregoing:

aa)                                An event or circumstance shall not constitute Good Reason unless Executive provides written notice to NCE specifying the basis for Executive’s determination that Good Reason exists within six months after the first day on which such Good Reason existed.  If NCE cures the event or circumstance within 30 days of receiving such written notice (including retroactive restoration of any lost compensation or benefits, where reasonably possible), Good Reason shall be deemed never to have existed.

bb)                              NCE and Executive may, upon mutual written agreement waive any provision of this Section which would otherwise constitute Good Reason.

7.2                                 Termination by Notice.                      Either the Company or the Executive may terminate this Agreement without cause by delivering proper written notice to the other party, as follows:

(a)                                  Notice by Executive.                                   Executive may terminate this Agreement at any time by giving the Company’s Board of Directors a minimum of ninety (90) days’ prior written notice of his intent to terminate.  In such case, the Company shall pay Executive his full Base Salary through the ninety (90) day period, with the termination being effective on whatever date during that period is designated by the Board of Directors, but in any event not later than the last day of the ninety (90) day period.  As of the last day of the ninety (90) day period.  Executive shall forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement (including, if applicable, the Executive’s annual expected target bonus for that year).  The Company and Executive thereafter shall have no further obligations under this Agreement.

(b)                                 Notice by the Company.               The Company may terminate this Agreement at any time by the Board of Directors giving Executive written notice of the Company’s intent to terminate.  Subject to the consulting requirements of Section 8 herein, Executive’s obligation to serve the Company, and the Company’s obligation to employ Executive under the terms of this Agreement shall terminate simultaneously on the date specified in the written notice, and the Executive shall receive those benefits specified in Section 8 herein.

7.3                                 Termination for Cause.                       Nothing in this Agreement shall be construed to prevent the Company’s Board of Directors from terminating Executive’s employment under this Agreement for cause.  “Termination for cause” shall have the same definition herein as the term “Discharge for Cause” in the Change in Control Agreement.

In the event this Agreement is terminated by the Company for cause, the Company shall pay Executive his full Base Salary through the date of termination, and Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement

(including, if applicable, the Executive’s annual expected target bonus for that year).  The Company and Executive thereafter shall have no further obligations under this Agreement, except as set forth in Section 15.6.

7.4                                 Termination After a Change in Control.    In the event of a Change in Control (as defined in Executive’s Change in Control Agreement), the Executive shall be entitled to the greater of:  (a) the payments he would otherwise be entitled to receive for the remaining term of employment under this Agreement; or (b) those payments provided for under the Change in Control Agreement.  If it is determined that payments will be made pursuant to this Agreement following a Change in Control, the executive shall be entitled to tax-free reimbursements of any excise taxes that may arise as a result of such payments.

Section 8.                                            Compensation Upon Termination

In the event this Agreement is terminated for Good Reason (as provided in Section 7.1 herein) or by notice by the Company as provided in Section 7.2 (b) herein, the Company shall continue the Executive’s total compensation package for the remaining term of this Agreement which shall constitute the following amounts upon the effective date of such termination, or as otherwise specified:

(a)                                  Executive’s annual Base Salary (as stated in Section 4.1 herein and adjusted by the Board from time to time), continued for the remaining term of this Agreement, paid to the Executive in equal semi-monthly installments consistent with the normal payroll practices of the Company;

(b)                                 For annual incentive plans(s) in place and operational on the date of termination, the greater of target or actual bonus paid for the year in which employment termination occurs, as provided in the annual incentive plan and subject to the authority of the Board under such plan, continued for the remaining term of this Agreement;

(c)                                  For long-term incentive plans(s) in place and operational on the date of termination, an immediate vesting of all outstanding long-term incentive awards held by the Executive, plus the economic equivalent value of any long-term incentive awards the Executive would have received had the Executive remained employed for the remaining term of this Agreement, as provided in the long-term incentive plan and subject to the authority of the Board under such plan;

(d)                                 For the supplemental retirement benefit provided for in Section 4.4 and the SERP Plan (or any successor plan) in place and operational on the date of termination, payment, in accordance with the terms of the plan, of the Executive’s accrued benefits, vested or otherwise; plus, Executive shall receive credit for such additional years of service under this Agreement at the time of termination;

(e)                                  For the Supplemental Savings Plan (or any successor plan) in place and operational on the date of termination, payment, in accordance with the terms of the plan, within thirty (30) days of termination, of the Executive’s account balances therein; plus credit for the maximum additional Company contributions the Executive would have been entitled to receive had the Executive remained employed for the remaining term of this Agreement;

(f)                                    For welfare benefit plan(s) in place and operational on the date of termination, Executive shall receive full benefit coverage for the remaining term of this Agreement;

(g)                                 For all qualified retirement plans in place and operational on the date of termination, Executive shall receive, by direct payment from the Company, the present value of the benefits that would have been paid under the qualified plans if the Executive had received credit for additional years of service equal to the number of years remaining under this Agreement at the time of termination; plus the maximum Company matching contributions and accruals under any such retirement plans Executive would have been entitled to receive had his employment continued for the remaining term of this Agreement; and

(h)                                 For all perquisite programs in place and operational on the date of termination, Executive shall receive full perquisites for the remaining term of this Agreement.

As consideration for the continuation of the above-stated benefits, Executive agrees to make himself available during the remaining term of the Agreement, at reasonable times and location, to the Company and/or to the successor to his position at the Company, to provide consulting advice (as requested).

Section 9.  Offset for Compensation Earned Subsequent to Termination

In the event this agreement is terminated for good reason (as provided in Section 7.1 herein) or by notice by the Company as provided in Section 7.2 herein, the continuation of the Executive’s Base Salary (as provided in Section 8(a) herein), any annual incentive award, if applicable (as provided in Section 8(b) herein), long-term incentive plan(s) awards, if any (as provided in Section 8(c) herein), the SERP Plan and supplemental retirement benefit, if any (as provided in Section 8(d) herein), and the Supplemental Savings Plan, if any (as provided in Section 8(e) herein), shall not be offset by compensation earned from a subsequent employer during the remaining term of employment under this Agreement.

Section 10.  Covenants

10.1                           Non-competition.   Without the prior written consent of the Company, for the greater of twenty-four (24) months following the termination of Executive’s employment under Section 7 of this Agreement, or the remaining term of employment under this Agreement, the Executive shall not, as a shareholder, employee, officer, director, partner, consultant, or otherwise, engage directly or indirectly in any business or enterprise which is “in competition” with the Company or its successors or assigns.

A business or enterprise is deemed to be “in competition” if it is engaged in the business of generation, purchase, transmission, distribution, or sale of electricity, or in the purchase, transmission, distribution, sale or transportation of natural gas, within the states of Colorado, Wyoming or Texas.

10.2                           Disclosure of Information.     Executive recognizes that he will have access to and knowledge of certain confidential and proprietary information of the Company and its subsidiaries which is essential to the performance of his duties under this Agreement.  Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make any use of any such information for his own purposes.

10.3                           Covenants Regarding Other Employees.                           For the greater of twenty-four (24) months following a termination under Section 7 of this Agreement, or the remaining term of employment under this Agreement, the Executive agrees not to induce any employees of the Company to terminate their employment, accept employment with anyone else, or to interfere in a similar manner with the business of the Company.

Section 11.  Indemnification

The Company hereby covenants and agrees to indemnify and hold harmless Executive fully, completely, and absolutely against, and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from Executive’s good faith performance of his duties and obligations under the terms of this Agreement.

Section 12.  Assignments and Successors

This Agreement shall be binding upon and shall inure to the benefit of any successor to or assign of NCE.  The term “Company” as used in this Agreement is defined as NCE and any successor or assign.  The term “successor” is defined to include any person, firm, corporation or entity which at any time and by any means, directly or indirectly (a) merges or consolidates with NCE; (b) acquires all or the majority of NCE’s voting shares or assets; or (c) obtains control of NCE, its voting shares, assets or business activities.  NCE (if it should continue to exist following the occurrence of any such event) shall remain jointly and severally liable for all of its obligations hereunder.

Except as herein provided, this Agreement may not be assigned by the Company without the written consent of the Executive.

This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, and administrators, successors, heirs,

distributees, devises and legatees.  If Executive should die while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, in the absence of such designee, the Executive’s estate.

Other than a transfer by reason of death, the rights and duties of Executive hereunder are personal and may not be assigned or transferred.

Section 13.  Income Tax

The Company may withhold, from any benefits payable under this Agreement, all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 14.  Dispute Resolution and Notice

14.1                           Dispute Resolution.                                      The parties agree that any dispute or controversy arising under or in connection with this Agreement shall be submitted to arbitration as the exclusive forum; provided that if a party gives notice to the other party of his or its desire that the arbitration hearing be held forthwith and a hearing is not conducted within ninety (90) days following said notice, the party having given such notice may initiate litigation, in which case the Court’s jurisdiction shall supersede and replace that of the arbitrators.  The arbitrators shall have all powers of a court to grant legal or equitable relief to remedy any breach of this Agreement.

Arbitration proceedings shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

The arbitrators’ fees shall be divided and paid equally by Executive and the Company.  Executive and the Company shall pay his/its own costs and attorneys’ fees, if any, in the arbitration proceedings, preliminary and ancillary proceedings, and any court proceedings to enforce or vacate an arbitration award, provided that if Executive recovers through such action some amount or benefit (regardless of size or value) in excess of what NCE had offered prior to commencement of the proceeding, NCE will pay or reimburse Executive for all arbitration expenses, costs and attorney’s fees.

14.2                           Notice.          Any notices, requests, demands and other communications provided for by this Agreement be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices.

Section 15.                                      Miscellaneous

15.1                           Waiver.      A waiver of any breach of this Agreement, or a failure to enforce any provision hereof, shall not be a waiver of any subsequent breach of the Agreement.

15.2                           Modification.                        This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

15.3                           Severability.                              In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provision of this Agreement shall be unaffected thereby and shall remain in full force and effect.

15.4                           Integration Clause.                                           This Agreement and the Change in Control Agreement set forth the complete agreement between the parties, and supersede all prior statements, stipulations, representations, promises, or agreements, if any, between the parties.  No other consideration, other than that set forth in this Agreement and the Change in Control Agreement is due between the parties.

15.5                           Counterparts.                       This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one (1) and the same Agreement.

15.6                           Survival of Obligations According to Their Terms.                     The provisions of Sections 4.4, 4.9, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement for any reason, whether such termination is by NCE, by Executive, or otherwise, and shall survive the expiration of Executive’s term of employment.  Such obligations shall continue thereafter in full force and effect.

15.7                           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect.

Section 16.                                      Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.  The parties understand and intend that this Agreement is a fully enforceable contract and not a benefit plan within the meaning of ERISA.

IN WITNESS WHEREOF, Executive has executed, and the Company (pursuant to a resolution adopted at a duly constituted meeting of its Board of Directors) has executed this Agreement, effective as December 15, 1997.

ATTEST:	NEW CENTURY ENERGIES, INC.

/s/ Cathy Hart	/s/ Wayne H. Brunetti
By: Cathy Hart	By:
lts: Corporate Secretary	Its:

EXECUTIVE

/s/ Paul J. Bonavia
Paul J. Bonavia

Amendment One to Employment Agreement Between New Century Energies, Inc.

and Paul J. Bonavia

This Amendment One to the Employment Agreement Between New Century Energies, Inc. and Paul J. Bonavia, effective December 15, 1997, is effective as of the date described below.  The employment agreement, as amended, will be referred to as the “Agreement”.

WHEREAS, New Century Energies, Inc. has completed a Merger, pursuant to which the surviving corporation, Xcel Energy, Inc., has succeeded to all rights and obligations under the Agreement.  The term “Company” will hereafter mean Xcel Energy, Inc.; and

WHEREAS, at the Company’s direction, Executive ceased to serve as either the Company’s Senior Vice President and General Counsel or President of its International Business Unit as of the Effective Time; and

WHEREAS, as of the Effective Time, the Company requested Executive to serve as President of its Energy Markets Business Unit pursuant to terms set forth in a letter attached hereto as Exhibit A;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby amend the Agreement as follows:

1.                                       Section 17 is added, which provides:

Section 17.  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

17.1                           Determination.                  A decision made by Executive in his sole discretion, after consultation with the Chief Executive Officer, concerning the items set forth in paragraph 1 of Section 4.4B of this Agreement.

17.2                           Determination Date.                                      January 6, 2003.

17.3                           Development Objective.   Development of the Xcel Energy marketing organization into a multi-regional energy merchant by having implemented one of the following means; (a) joining a consortium of energy marketing organizations; (b) acquiring other energy marketing organizations; or (c) building such attributes internally.

17.4                           Diminished.                                 Materially and adversely diminished in comparison to the duties and responsibilities enjoyed by the Executive on the effective date of the Merger Agreement, within the meaning of Section 4.2(a)(iii) of the Severance Policy.

17.5                           Effective Time.                 The Effective Time of the Merger, as defined in the Merger Agreement.

17.6                           Integration.                                  Combination of the existing NSP and NCE energy marketing organization (excluding NRG Energy, Inc.) to create one Xcel energy marketing organization with principal operations in one location and one set of processes for trading, risk management and reporting, financial reporting and back office functions.

17.7                           Merger.   The merger contemplated by the Merger Agreement.

17.8                           Merger Agreement.                                        This Agreement and Plan of Merger by and between Northern States Power Company (“NSP”) and New Century Energies, Inc. (“NCE”), dated as of March 24, 1999.

17.9                           Severance Policy.  The Xcel Energy Senior Executive Severance Policy, effective as of the Effective Time.

2.                                       Section 2 is amended to provide:

Executive shall serve as President of the Company’s Energy Markets Business Unit or in any other capacity which the Company, in its sole discretion, may direct and shall report to the Chief Executive Officer.

3.                                       Section 4.4B is added, which provides:

4.4B                         Separation Benefits.  Executive agrees that, notwithstanding any changes to his duties and responsibilities which the Company in its sole discretion has made or might make, he will not assert at any time before the Determination Date that his duties and responsibilities have been Diminished.  In consideration of such agreement and the other agreements contained herein, the Company agrees to pay Executive separation benefits under this Agreement upon the occurrence or satisfaction of all of the following conditions:

1.                                       Executive shall have made a Determination that, as of the Determination Date (a) integration of the NSP and NCE energy marketing organizations has been satisfactorily accomplished; and (b) either the Development Objective has not been satisfactorily accomplished or it has been satisfactorily accomplished but Executive has not been employed on mutually acceptable terms to head the organization or consortium designated to perform the larger role created by the Development Objective;

2.                                       During the period commencing on the Determination Date and ending at the close of the seventh business day thereafter, Executive shall have given written notice of the Determination and the consequent termination of his employment; and

3.                                       Executive shall have executed and not revoked a release agreement substantially in the form described in the Severance Policy.

The separation benefits to which Executive shall be entitled hereunder will be calculated determined and paid in accordance with the provisions of Section 4.3, 4.4, 4.5, 4.6 and Schedule I of the Severance Policy.

Notwithstanding any other provision of this Agreement or any other plan, program, practice or policy of the Company or its predecessors or successors, any cash Separation Benefits that Executive becomes entitled to receive under Section 4.4B of this Agreement, shall be reduced (but not below zero) by the aggregate amount of cash severance, separation, Change in Control or similar benefits that the Executive may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of the Company, its predecessors or successors (including without limitation the Xcel Senior Executive Severance Policy), except to the extent the Executive waives his right thereto.

4.                                       Section 4.9 is amended to provide:

Sections 4.2, 4.3, 4.4A, 4.4B, and 4.5 herein refer to plans or programs in effect as of the Effective Time, by reason of such sections, the Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to the Company’s senior executive employees generally.  However, notwithstanding any change or amendment to, discontinuance of, or benefit limitation set forth in any plan or program, Executive shall be entitled under this Agreement (a) during Executive’s term of employment under Section 1 of this Agreement, to incentive compensation opportunities at least equal in monetary value to those provided for in Section 4.2 above, and (b) during and after such term of employment to the supplemental retirement benefit as provided in Section 4.4 above, and separation benefits as provided in Section 4.4B, above.

5.                                       Section 15.6 is amended to provide:

The provisions of Section 4.4, 4.4B, 4.9, 8, 9, 11, 12, 13, 14, and 17 shall survive the termination of this Agreement for any reason, whether by the Company, by Executive, or otherwise, and shall survive the expiration of Executive’s term of employment.  Such obligations shall continue thereafter in full force and effect.

6.                                       All other terms and provisions of this Agreement remain in full force and effect, without modification.  Except as expressly stated herein, Executive reserves all rights arising under law, under any agreement, plan or policy (including but not limited to the Severance Policy), or otherwise.

IN WITNESS WHEREOF, the parties have executed this Amendment One to the Agreement, effective as of the Effective Time of the Merger.

ATTEST:		XCEL ENERGY, INC.

By:	/s/ Cathy Hart	By:	/s/ Wayne H. Brunetti
	Cathy Hart, Corporate Secretary		Wayne H. Brunetti, President and CEO

EXECUTIVE

/s/ Paul J. Bonavia
Paul J. Bonavia

Amendment Two to Employment Agreement Between Xcel Energy Inc.

and Paul J. Bonavia

This Amendment One to the Employment Agreement (“Agreement”) between Xcel Energy, Inc. as successor employer to New Century Energies, Inc. and Paul J. Bonavia (“Participant”).  Said Agreement was first effective December 15, 1997, and later amended with the First Amendment thereto, and is now amended with the following Amendment Two:

1.                                       Section 17.2                                Determination Date, is hereby amended by substituting “January 13, 2003” for “January 6, 2003” as it appears therein.

IN WITNESS WHEREOF, the parties have executed this Amendment Two to the Agreement, effective as of the Effective December 31, 2002.

ATTEST:	XCEL ENERGY, INC.

By:	By:	/s/ Wayne H. Brunetti
lts:		Wayne H. Brunetti
President and CEO

EXECUTIVE

/s/ Paul J. Bonavia
Paul J. Bonavia

Amendment Three to Employment Agreement Between Xcel Energy, Inc.

and Paul J. Bonavia

This Amendment Three to the Employment Agreement Between Xcel Energy, Inc. (as successor to New Century Energies, Inc.) and Paul J. Bonavia, effective as of January 6, 2003.  The employment agreement, as amended, will be referred to as the “Agreement”.

WHEREAS, Executive has made a Determination pursuant to Section 4.4B.1 of the Agreement that, as of the Determination Date, integration of the NSP and NCE energy marketing organizations has been satisfactorily accopmplished and the Development Objective has not been satisfactorily accomplished; and

WHEREAS, the Company has asked Executive to continue in its employ through August 31, 2003, notwithstanding such Determination, and Executive has agreed to do so; and

WHEREAS, the Company hereby waives the conditions set forth in Section 4.4B.2;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby amend the Agreement as follows:

1.                                       The first sentence of Section 4.4B is amended to provide:

4.4B                         Separation Benefits.                                     Executive agrees that, notwithstanding any changes to his duties and responsibilities which the Company in its sole discretion has made or might make, he will not assert at any time that his duties and responsibilities have been Diminished.

2.                                       Section 4.4C is added, which provides:

4.4C                         Entitlement to Separation Benefits.    The parties agree that the conditions of Section 4.4B.1 and 4.4B.2 have been satisfied or waived.  The Company will pay Executive separation benefits pursuant to Section 4.4B as set out in Attachment 1, adjusted for inflation from January 6, 2003, if:  (a) Company terminates Executive’s employment at any time for any reason other than for Cause, as defined in Section 4.2(b) of the Severance Policy; or (b) Executive terminates his employment at any time after August 31, 2003.  In either event, payment is conditioned on Executive executing and not revoking a release agreement in accordance with Section 4.4B.3.

3.                                       The first sentence of Section 15.6 is amended to provide:

The provisions of Sections 4.4, 4.4B, 4.4C, 4.9, 8, 9, 11, 12, 13, 14 and 17 shall survive the termination of this Agreement for any reason whether by the Company, by Executive, or otherwise, and shall survive the expiration of Executive’s term of employment.

4.                                       All other terms and provisions of this Agreement remain in full force and effect, without modification.

IN WITNESS WHEREOF, the parties have executed this Amendment Three to the Agreement.

ATTEST:		XCEL ENERGY, INC.

By:	/s/ Cathy Hart	By:	/s/ Wayne H. Brunetti
	Cathy Hart, Corporate Secretary		Wayne H. Brunetti
President and CEO

EXECUTIVE

/s/ Paul J. Bonavia
Paul J. Bonavia

ATTACHMENT I

Paul Bonavia
Termination Date: January 7, 2003 – Through – July 7, 2005
Salary = $385,000

2.5X Package

2.5 years of Base Salary	$962,500

2.5 years of Annual Incentive	$657,300

2.5 years of Long Term Incentives	$1,585,938

2003 Prorated Annual Incentive Award	$3,473

2003 Prorated Long Term Incentives	$10,404

2.5 years of 401(k) Match	$36,458

2.5 years of Pension Credit	$60,950

2.5 years of SERP Credit	$657,611

2.5 years of Perquisite (car) Allowance	$45,000

Severance Lump Sum Sub Total	$4,019,633